Exhibit 10.14

June 24, 2011

Mr. Eugene H. Mauro

XX XXXXXX XXXXXX

XXXXXXX, XX XXXXX

Dear Gene:

I am pleased to offer you the position of President and Chief Operating Officer (COO) at eGames, Inc. in accordance with the following terms:

Position Title: President and Chief Operating Officer (COO)

Supervisor: Gerald W. Klein, Chief Executive Officer

Duties and responsibilities: Oversee the entire development, production and operations of the Heyday product and others as they arise. Manage internal and external teams/vendors and work with eGames management on the day to day execution and ultimate launch and maintenance of the product(s). Develop key marketing and distribution partnerships and identify opportunities to grow the intellectual properties across multiple platforms, around the world.

Work Location: Los Angeles, Boston, and Langhorne offices

Starting Date: June 24, 2011

Annual Compensation: $200,000

Bonus Opportunity: If, after the Closing Date of the acquisition of all of the assets of Heyday Games, Inc. (“Heyday”) by eGames, Inc.(the “Asset Transaction”), eGames completes an equity financing in the aggregate equal to or greater than $5 million, and you are still an employee of eGames at such time, eGames will pay to you a cash bonus of $75,000 out of the proceeds of such equity financing, less any legal costs incurred by Heyday in the Asset Transaction in excess of the amount agreed to be paid by eGames, Inc. (“eGames”) in the Asset Purchase Agreement between eGames and Heyday dated June 24, 2011, such amount to be mutually agreed upon by both parties.

Vacation: One year of service earns three weeks of paid vacation.

Benefits: Group health, dental, short and long term disability, life, and AD&D insurance coverage in accordance with the Company’s group insurance plans. You will also be eligible for enrollment in the eGames 401(K) savings plan during the first quarterly open enrollment period after one month of employment.

June 24, 2011

Severance: Your employment will be at-will, meaning that you can leave at any time for any reason, and eGames can terminate your employment at any time with or without cause.

If you agree with the above terms please sign and return the original copy. I look forward to working with you at eGames in this new opportunity. Please call if you have any questions.

Sincerely,

eGames, Inc.

By:	/s/ Gerald W. Klein
Gerald W. Klein
President and CEO

Accepted:

/s/ Eugene H. Mauro	Date: June 24, 2011
Eugene H. Mauro